Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sky Financial Group, Inc. of our report dated June 10, 2004, on the statements of net assets available for benefits of the Second Bancorp Incorporated 401(k) Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, which report appears in the Second Bancorp Incorporated 401(k) Plan’s Annual Report on Form 11-K for the period ended December 31, 2003.

By:	/s/ Packer Thomas
Packer Thomas

Youngstown, Ohio

July 6, 2004